Exhibit 4-1(a)

                                   PSINET INC.
                 1999 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

         PSINet Inc. (the "Company") hereby establishes its 1999 International Employee Stock Purchase Plan (the "International Plan") as follows:

         1. Purpose of the International Plan. This International Plan is adopted to provide eligible employees who wish to become shareholders in the Company and/or to increase their share ownership with a convenient method of doing so. The Company's management and Board of Directors believe that employee participation in the ownership of the business is to the mutual benefit of the employees and the Company. The Company adopts this International Plan as a companion and supplement with flexibility required under local law for non-U.S. employees to its 1999 Employee Stock Purchase Plan.

         2.       Certain Definitions.

         2.1 "Accumulation Account" means the funds accumulated with respect to an eligible Employee as a result of deductions from such Employee's paycheck or by check or wire transfer from the Employee to the individual's employer or the Company, as the case may be, for the purpose of purchasing stock under this International Plan.

         2.2      "Board" means the Board of Directors of the Company.

         2.3 "Committee" means a Committee of the Board or appropriate officers or employees of the Company or a Designated Subsidiary designated by the Board to administer the International Plan or, if at any time no Committee shall be in office, then the functions of the Committee specified in the International Plan shall be exercised by the Board and any references herein to the Committee shall be construed as references to the Board.

         2.4 "Common Stock" means the Company's common stock, $0.01 par value.

         2.5 "Compensation" means regular base pay and variable compensation for sales personnel and shall exclude other compensation, including bonuses.

         2.6 "Designated Subsidiary" means any Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to have its employees participate in the International Plan.

         2.7 "ESPP Agent" means the financial services or brokerage firm designated by the Company to act as administrative agent of the International Plan.

         2.8 "Effective Date" means the date, after approval of the International Plan by the shareholders of the Company, approved by the Board or the Committee for implementation of the International Plan in the country where the Employee is employed by the Company or a Designated Subsidiary.

         2.9 "Employee" shall mean any individual employed by the Company or any Designated Subsidiary, including any individual on leave or other leave of absence approved by the Company; provided that where the period of leave exceeds 90 days and the individual's right to re-employment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave, subject to such variations as the Board or the Committee may deem necessary or desirable under Local Law.

         2.10     "Enrollment Date" means the first day of each Offering Period.

         2.11     "Exercise Date" means the last day of each Offering Period.

         2.12 "Fair Market Value" means, as of any date, the value of Common Stock determined as follows: (a) the last reported sale of the Common Stock of the Company on the NASDAQ National Market System or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices, or
(b) if such Common Stock is listed on a national securities exchange, the last reported sale price or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or (c) if such Common Stock is not quoted on such National Market System nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, or (d) if none of the foregoing is applicable, then the fair market value of a share of Common Stock as determined by the Committee in its discretion.

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         2.13     "Local Law" means the laws and regulations of the country or local jurisdiction in which the Employee is employed or resides, as applicable to this International Plan.

         2.14 "Offering Period" or "Offering" means the period beginning with the date an option is granted under the International Plan and ending with the date determined by the Committee. During the term of the International Plan there will be a series of separate consecutive six-month Offering Periods, with the first Offering Period commencing on the first pay period of the calendar quarter after the Effective Date of the International Plan in the applicable jurisdiction. The final Offering Period will end prior to the termination of the International Plan.

         2.15 "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

         2.16 "Stock Account" shall mean the account established to hold Common Stock purchased by an Employee pursuant to Section 11.1.

         2.17 "Subsidiary" shall mean any corporation, domestic or foreign, whether or not such corporation now exists or is hereafter organized or acquired by the Company or by a Subsidiary, in an unbroken chain of corporations beginning with the Company if, at the time the option is granted, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         3.       Administration.

         3.1 The International Plan will be administered by the Committee. The Committee will have the final power to determine all questions of policy and administrative procedure that may arise in the administration of the International Plan and will administer, or will direct the ESPP Agent to administer, the International Plan to comply with applicable Local Law, including, without limitation, form of payment by the Employee, withholding for applicable taxes, etc.

         3.2 The Committee has the power, subject to the express provisions of the International Plan, to: (a) determine whether a grant of options to purchase Common Stock will be made at the commencement of each Offering Period;
(b) designate from time to time which Subsidiaries of the Company will be eligible to have their employees participate in the International Plan; and (c) construe and interpret the International Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration, including correcting any defect, omission or inconsistency in the International Plan, in a manner and to the extent it shall deem appropriate to make the International Plan fully effective; (d) amend the International Plan, or recommend to the Board any International Plan amendments which require shareholder approval, as provided in Section 17; (e) exercise such other powers and to perform such acts in connection with the International Plan as the Committee determines will promote the best interests of the Company.

         4.       Shares Subject to the International Plan.

         4.1 The number of shares of Common Stock for which options may be granted under the International Plan is 562,500 shares. If any option granted under the International Plan terminates for any reason without having been exercised, the Common Stock not purchased under such option will again become available for issuance under the International Plan.

         4.2 The Common Stock subject to the International Plan may be unissued shares or reacquired shares, purchased on the market or otherwise. If the total number of shares for which options are to be granted on any date exceeds the number of shares then available under the International Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee will make a pro rata allocation of the shares remaining available in as nearly a uniform manner as is practicable and equitable. In such event, the payroll deductions to be made will be reduced accordingly.

         5.       Eligibility.

         5.1 Any Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date occurring after the Effective Date of the Plan in the jurisdiction where the Employee is employed,will be eligible to participate in the International Plan for that Offering Period, except as otherwise required by Local Law.

         5.2 An Employee will not be granted an option under the International Plan (a) if, immediately after the grant, such Employee would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (b) if such option, together with any other options granted under any employee stock purchase plan of the Company or its Subsidiaries results in such Employee having the right to purchase in a calendar year stock whose Fair Market Value exceeds $25,000 (determined based on the Fair Market Value of the shares at the time such option is granted).

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         5.3      Officers of the Company are eligible to participate in
Offerings under the International Plan, provided, however, that the Committee may provide in an Offering that certain employees who are highly compensated employees within the meaning of the U.S. Internal Revenue Code shall not be eligible to participate.

         5.4 For purposes of this International Plan, an eligible Employee shall not include any individual who performs services for the Company or a Designated Subsidiary solely as an independent contractor, consultant or employee of a third party employment or leasing agency.

         6. Grant of Options. The Committee will determine, prior to the Enrollment Date for any Offering Period, whether to grant options to purchase Common Stock of the Company under the International Plan to eligible Employees. Unless otherwise determined by the Committee, the options will be granted on each Enrollment Date on the terms and conditions and to the participating Employees as set forth in this International Plan.

         7.       Participation.

         7.1 An eligible Employee may become a participant in any Offering Period under the International Plan by completing an enrollment agreement complying with Local Law and in form and substance satisfactory to the Committee and filing the enrollment agreement with the Company or, if so designated by the Committee, with the ESPP Agent, by the applicable Enrollment Date.

         7.2 Payroll deductions, if permitted under Local Law, for an Employee shall commence on the first payday following the Enrollment Date and will continue through the Offering Period unless terminated by the Employee as provided in Section 12 or unless the International Plan is terminated as provided in Section 17.

         8.       Payroll Deductions.

         8.1 At the time an Employee files the enrollment agreement, if permitted under Local Law, the Employee will elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding a total of 15% (or such other percentage as the Committee may determine) of the Compensation which the Employee receives on each payday during the Offering Period or the Employee may pay such amounts to such individual's employer or the Company as determined by the Committee in compliance with Local Law.

         8.2 Any payroll deductions made for, or payments made by, an Employee shall be credited to his or her Accumulation Account under the International Plan. An Employee may not make any additional payments into the Accumulation Account. The funds allocated to an Employee's Accumulation Account shall remain the property of the Employee at all times but may be commingled with the general funds of the Company until used to purchase Common Stock on an Exercise Date or returned to the Employee, unless otherwise required under Local Law. No interest will be paid or accrued on any money in the Accumulation Accounts of participating Employees unless otherwise required under Local Law.

         8.3 An Employee may discontinue such Employee's participation in the International Plan as provided in Section 12. An Employee's enrollment agreement shall be effective for successive Offering Periods unless terminated as provided in Section 12. To increase or decrease the rate of payroll deductions or direct payments by the Employee, as applicable, (within the limitations of the International Plan), with respect to the next Offering Period, an Employee must complete and file with the Company prior to the Enrollment Date for such Offering Period, a new enrollment agreement authorizing a change in payroll deduction rate. Such change in rate of payroll deduction shall be effective at the beginning of the next Offering Period following the Company's receipt of the new enrollment agreement.

         8.4 To the extent necessary to comply with Section 5.2 of this International Plan, an Employee's payroll deductions or permitted payments will be decreased by the Company at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") if the aggregate of all such Employee's payroll deductions which were previously used to purchase Common Stock under the International Plan (and any other employee stock purchase plans of the Company) in a prior Offering Period which ended during the current calendar year plus all payroll deductions accumulated with respect to the Current Offering Period exceeds the applicable limits of Code Section 423(b)(8). Payroll deductions shall, and permitted payments may, recommence at the rate provided in such Employee's enrollment agreement at the beginning of the first Offering Period which is scheduled to end in a subsequent calendar year, unless terminated by the Employee as provided in Section 12 or termination of the International Plan as provided in Section 17.

         8.5 On the Exercise Date, or at the time some or all of the Company's Common Stock issued under the International Plan is disposed of by the Employee, the Employee must make adequate provision for the Company's tax or other withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, to the extent permitted under Local Law, but will not be obligated to, withhold from the Employee's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to sale or early disposition by the Employee of Common Stock under the International Plan.

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         9.       Exercise of the Option on the Exercise Date. Each Employee who
continues to be an Employee in an Offering on the Exercise Date will be deemed to have exercised his option on such date and to have purchased from the Company the number of full shares of Common Stock reserved for the purpose of the International Plan as his accumulated payroll deductions or payments on such date will pay for at the option price, provided that the maximum number of shares that an Employee can purchase in any single Offering Period cannot exceed 2,500.

         10. Employee's Rights as a Shareholder. No Employee will have any right as a shareholder with respect to any shares until the shares have been purchased in accordance with Section 11 above and the Common Stock has been issued by the Company.

         11.      Evidence of Stock Ownership.

         11.1 Promptly following each Exercise Date, the number of shares of Common Stock purchased by each Employee shall be deposited into a Stock Account established in the Employee's name at the ESPP Agent.

         11.2 The Employee may direct, by written notice to the Company at the time of the Employee's enrollment in the International Plan, that the Stock Account with the ESPP Agent be established in the names of the Employee and one other person designated by the Employee, as joint tenants with right of survivorship, tenants in common, or community property, to the extent and in the manner permitted by applicable Local Law.

         11.3 An Employee may undertake a disposition of the shares in the a Stock Account established with the ESPP Agent at any time, whether by sale, exchange, gift, or other transfer of legal title, but in the absence of such a disposition of the shares, the shares must remain in the Employee's Stock Account at the ESPP Agent until any applicable holding period set forth in Local Law has been satisfied. With respect to shares for which the applicable holding period, if any, has been satisfied, the Employee may move those shares to another brokerage account of Employee's choosing or request that a stock certificate be issued and delivered to him.

         12.      Withdrawal.

         12.1 An Employee may withdraw from an Offering in whole but not in part, at any time prior to the beginning of the payroll period immediately preceding the next Exercise Date by delivering a withdrawal notice to the Company or, if so directed by the Company, with the ESPP Agent, in which event the Company will refund the entire balance of his deductions as soon as practicable thereafter.

         12.2 To re-enter the International Plan, an Employee who has previously withdrawn must file a new enrollment agreement in accordance with
Section 7.1. The Employee's re-entry into the International Plan will not become effective before the beginning of the next Offering following his withdrawal.

         13. Carryover of Enrollment. At the termination of each Offering, the Employee will automatically be re-enrolled in the next Offering, and the balance in the Employee's Accumulation Account shall be used for option exercises in the new Offering, unless the Employee has withdrawn from the Offering by providing proper notice to Company. Upon termination of the International Plan, the balance of each Employee's Accumulation Account shall be refunded to him.

         14. No Employment Rights. Neither the International Plan nor any option granted hereunder will confer upon the Employee any right with respect to continuance of employment by the Company or any Subsidiary nor shall the International Plan or any option granted under the International Plan interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Employee at any time, with or without cause consistent with applicable law.

         15. Rights Not Transferable. No Employee may sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to such Employee's Accumulation Account or any rights with regard to the exercise of an option or to receive shares under the International Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the Employee, except as otherwise required under Local Law. If any such action is taken by the Employee, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, such action or claim will be treated as an election to withdraw funds in accordance with Section 12. An option can only be exercised by the Employee to whom the option has been granted.

         16. Termination of Employment. Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, any outstanding option shall terminate and the balance in the Accumulation Account of Employee whose employment has terminated will be paid to the Employee or, in the event of the Employee's death, to his estate.

         17. Amendment or Discontinuance of the International Plan. The Committee will have the right to amend, modify, or terminate the International Plan as to all Employees, or as to any Employees or all Employees of any Subsidiary as required or permitted by Local Law, at any time without notice, provided that no Employee's existing rights under any Offering already made under Section 6

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hereof may be adversely affected thereby unless such otherwise required by Local
Law, and provided that any amendment will be subject to shareholder approval if shareholder approval is required under applicable law.

         18. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the common shares of the Company, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the International Plan, and in the number of shares which an Employee is entitled to purchase.

         19. Notices. All notices or other communications by an Employee to the Company under or in connection with the International Plan shall be deemed to have been duly given when received by Shareholder Services of the Company or when received in the form specified by the Company at the location, or by the person, including the ESPP Agent, designated by the Company for the receipt thereof.

         20.      Change of Control.

         20.1 Notwithstanding other provisions of the International Plan, in the event of a "Change in Control" of the Company (as defined in Section 20.3 below), all of the options of a participating Employee shall become immediately exercisable, unless directed otherwise by a resolution of the Board or an appropriate committee thereof adopted prior to and specifically relating to the occurrence of such change in control.

         20.2 In the event of a Change in Control, unless otherwise determined by the Board as provided in Section 20.1 or by required law, each participating Employee shall have the right at any time thereafter to and including the original Exercise Date for such option to exercise the option in full notwithstanding any limitation or restriction in any option agreement or in the International Plan

         20.3     For purposes of this Section 20, "Change in Control" means:

         (a)      there shall be consummated

                  (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of the Company's common stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly-owned subsidiary of the Company immediately before the consolidation or merger, or

                  (ii) any sale, lease, exchange, or other transfer (in one transaction or a series or related transactions) of all, or substantially all, or the assets of the Company (other than to one or more directly or indirectly wholly-owned subsidiaries of the Company); or

         (b) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

         (c) any person (as such term is used in Sections 13(c) and 14(d) of the Exchange Act of 1934, as amended) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more the Company's then outstanding common stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it become such 30% beneficial owner; or

         (d) individuals who constitute the Company's Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Broad (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination shall be, for purposes of this clause (d), considered as though such person were a member of the Incumbent Board.

         21. Termination of the International Plan. This International Plan shall terminate at the earliest of the following: (a) December 31, 2009; (b) the date the Committee acts to terminate the International Plan in accordance with
Section 17 above; or (c) the date when all shares reserved under the International Plan have been purchased. Prior to the occurrence of such events, on such date as the Committee may determine, the Company may permit a participating Employee to exercise the option to purchase shares of Common Stock for as many full shares as the balance of his Accumulation Account will allow at the lower of Fair Market Value on the Enrollment Date or the date on which the option is permitted to be exercised. If the Employee elects to purchase shares, the remaining balance of his Accumulation Account will be refunded to the Employee after such purchase;

         22. Limitations on Sale of Common Stock Purchased Under the International Plan. The International Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any Employee in the conduct of his own affairs. An Employee, therefore, may sell stock purchased under the International Plan at any time he chooses,

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subject to compliance with the terms of the International Plan, any applicable securities laws and applicable withholding taxes or other requirements of Local Law. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

         23. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this International Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares of Common Stock.

Adopted by the Board of Directors: June __, 1999
Approved by Shareholders: September 28, 1999